UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2018

ViewRay, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37725	42-1777485
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Thermo Fisher Way Oakwood Village, OH		44146
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (440) 703-3210

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On December 28, 2018, ViewRay, Inc. (the “Company”), as co-borrower, and its wholly-owned subsidiary, ViewRay Technologies, Inc. (“VRT”), as co-borrower (together with the Company, the “Borrowers”), entered into a loan agreement (the “Loan Agreement”), dated as of December 28, 2018, among the Borrowers and Silicon Valley Bank, as lender (the “Bank”).

The Loan Agreement provides for a term loan in the principal amount of $56 million (the “Term Loan”).

The Term Loan will mature on December 1, 2023 and shall bear interest at a rate equal to 6.30%. Beginning on the first day of the month following the month in which the Term Loan is made, interest payments on the outstanding principal amount of the Term Loan are payable monthly. Beginning on December 1, 2020 (or June 1, 2021, if the Company achieves a trailing twelve-month revenue of at least a specified amount and elects to apply such later date (such election, the “Amortization Date Extension”)), the Borrowers will make thirty-six equal monthly payments of principal (or thirty equal payments, if the Amortization Date Extension occurs). In addition, upon repayment of the Term Loan in full, the Borrowers will make a payment of the original aggregate principal amount of the Term Loan multiplied by 3.15% (the “Final Payment”).

The Company has used the proceeds of the Term Loan and cash on hand to repay in full all outstanding obligations under its existing term loan agreement, dated as of June 26, 2015, among VRT, as borrower, and Capital Royalty Partners II L.P. and the other lenders from time to time party thereto, as amended prior to the date hereof (as amended, the “2015 Loan Agreement”) and to pay fees and expenses related thereto.

The obligations under the Loan Agreement are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in all tangible and intangible assets of the Borrowers, except for certain excluded assets. The Borrowers are permitted to prepay the outstanding principal amount of the Term Loan at any time subject to the payment of (i) a prepayment premium equal to the original aggregate principal amount of the Term loan multiplied by 1.00% and (ii) the Final Payment.

The Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Company and its subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness, dividends and other distributions and transactions with affiliates. The Loan Agreement also contains financial covenants that require the Company to maintain a minimum cash balance in accounts maintained at the Bank (or one of its affiliates) or else comply with a liquidity ratio and/or a minimum revenue target.

The Loan Agreement includes standard events of default, including, but not limited to, the following, subject in certain cases to customary grace periods, thresholds and notice requirements: (i) failure to pay principal, interest and other obligations when due, (ii) material misrepresentations by the Borrowers, (iii) breach by the Borrowers of covenants, conditions or agreements in the Loan Agreement, (iv) failure by the Borrowers or any of their subsidiaries to make any payments when due under material indebtedness, (v) certain events with respect to material indebtedness that result in, or would allow the holders thereof to, accelerate such material indebtedness, (vi) certain bankruptcy events with respect to the Borrowers or any of their subsidiaries, (vii) failure by the Borrowers or any of their material subsidiaries to pay judgments for the payment of money in an aggregate amount in excess of $500,000, (viii) the occurrence of certain ERISA events that could reasonably be expected to result in a material adverse effect on the Borrowers’ business, assets, operations or financial condition, (ix) failure of certain liens securing the Loan Agreement and other related agreements to be, or asserted by any Borrower not to be, valid and perfected and (x) the occurrence of a Change in Control (as defined in the Loan Agreement).

The foregoing description of the Loan Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02. The Borrowers used the proceeds of the Term Loan and cash on hand to repay in full the outstanding obligations under the 2015 Loan Agreement and to pay fees and expenses related thereto. As of December 28, 2018, the Borrowers owed approximately $57.8 million under the 2015 Loan Agreement. The loans under the 2015 Loan Agreement had a maturity date of June 30, 2020 and an interest rate equal to 12.50%.

Accordingly, among other things, (i) all obligations under the 2015 Loan Agreement and all related documents have been paid, satisfied, released and discharged in full; and (ii) the Company’s obligations under the 2015 Loan Agreement and all related documents have been automatically and irrevocably terminated (other than with respect to customary provisions and agreements that are expressly specified to survive the termination).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1	Loan Agreement, dated as of December 28, 2018, among ViewRay, Inc., ViewRay Technologies, Inc., and Silicon Valley Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 31, 2018		ViewRay, Inc.

		By:	/s/ Robert McCormack
Robert McCormack
Senior Vice President and General Counsel